                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549

                                   ----------------

                                     SCHEDULE 13D
                                    (RULE 13d-101)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
                  AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                                 (AMENDMENT NO. 2)(1)

                               KAYNAR TECHNOLOGIES INC.
                               ------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)

                                     486605 10 8
                                     -----------
                                    (CUSIP Number)

                              EDWARD D. EDDY, III, ESQ.
                                   SIDLEY & AUSTIN
                                555 WEST FIFTH STREET
                          LOS ANGELES, CALIFORNIA 90013-1010
                                    (213) 896-6000
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)

                                    APRIL 20, 1999
                                    --------------
               (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          NOTE:     Schedules filed in paper format shall include a signed
     original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                            (Continued on following pages)

                                 (Page 1 of 7 Pages)

------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 2 of 7 Pages
------------------------------                ----------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
              CFE, INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
              WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
              NUMBER                7   SOLE VOTING POWER
                OF                           0
              SHARES              ----------------------------------------------
           BENEFICIALLY             8   SHARED VOTING POWER
             OWNED BY
             REPORTING            ----------------------------------------------
              PERSON                9   SOLE DISPOSITIVE POWER
               WITH                          0
                                  ----------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
              0
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.0%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 3 of 7 Pages
------------------------------                ----------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
              GENERAL ELECTRIC CAPITAL CORPORATION
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              13-1500700
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b)  /X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
              NOT APPLICABLE.
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
              NEW YORK
--------------------------------------------------------------------------------
              NUMBER                7   SOLE VOTING POWER
                OF                           DISCLAIMED (SEE 11 BELOW)
              SHARES               ---------------------------------------------
           BENEFICIALLY             8   SHARED VOTING POWER
             OWNED BY
            REPORTING              ---------------------------------------------
              PERSON                9   SOLE DISPOSITIVE POWER
               WITH                          DISCLAIMED (SEE 11 BELOW)
                                   ---------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
              BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC CAPITAL CORPORATION
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              NOT APPLICABLE (SEE 11 ABOVE)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 4 of 7 Pages
------------------------------                ----------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
              GENERAL ELECTRIC CAPITAL SERVICES, INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              06-11095031
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b)  /X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
              NOT APPLICABLE.
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
              NUMBER                7   SOLE VOTING POWER
                OF                           DISCLAIMED (SEE 11 BELOW)
              SHARES              ----------------------------------------------
           BENEFICIALLY             8   SHARED VOTING POWER
             OWNED BY
            REPORTING             ----------------------------------------------
              PERSON                9   SOLE DISPOSITIVE POWER
               WITH                          DISCLAIMED (SEE 11 BELOW)
                                  ----------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
              BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC CAPITAL SERVICES, INC.
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              NOT APPLICABLE (SEE 11 ABOVE)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 5 of 7 Pages
------------------------------                ----------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
              GENERAL ELECTRIC COMPANY
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              14-0089340
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b)  /X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
              NOT APPLICABLE.
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
              NEW YORK
--------------------------------------------------------------------------------
              NUMBER                7   SOLE VOTING POWER
                OF                           DISCLAIMED (SEE 11 BELOW)
              SHARES               ---------------------------------------------
           BENEFICIALLY             8   SHARED VOTING POWER
             OWNED BY
            REPORTING              ---------------------------------------------
              PERSON                9   SOLE DISPOSITIVE POWER
               WITH                          DISCLAIMED (SEE 11 BELOW)
                                   ---------------------------------------------
                                   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
              BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC COMPANY.
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
         CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              NOT APPLICABLE (SEE 11 ABOVE)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 6 of 7 Pages
------------------------------                ----------------------------------

          This Amendment No. 2 (this "Amendment") relates to the Statement on
Schedule 13D, dated June 26, 1998, as amended on December 26, 1998 (as so amended, the "Statement"), filed with the Securities and Exchange Commission on behalf of CFE, Inc., a Delaware corporation ("CFE"), General Electric Capital Corporation, a New York corporation, General Electric Capital Services, Inc., a Delaware corporation and General Electric Company, a New York corporation (collectively, together with CFE, the "Reporting Persons") with respect to the Common Stock, par value $.01 per share (the "Common Stock"), and Series C Convertible Preferred Stock, par value $.01 (the "Series C Preferred," and collectively with the Common Stock, the "Securities"), of Kaynar Technologies Inc., a Delaware corporation ("Kaynar").

ITEM 4.   PURPOSE OF TRANSACTION

          Item 4 of the Statement is hereby amended to add the following:

          On April 20, 1999, pursuant to that certain Agreement and Plan of Reorganization, dated as of December 26, 1998, by and among The Fairchild Corporation, a Delaware corporation ("Fairchild"), Dah Dah, Inc., a Delaware corporation and wholly owned subsidiary of Fairchild ("Purchaser") and Kaynar (the "Merger Agreement"), Purchaser was merged with and into Kaynar (the "Merger"), and all Securities of Kaynar held by CFE were canceled and extinguished and automatically converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in cash.

ITEM 5.   INTEREST IN SECURITIES OF ISSUER

          Item 5(e) of the Statement is hereby amended to read in its entirety as follows:

          (e) CFE ceased to be the beneficial owner of more than five percent of the Common Stock on April 20, 1999.

------------------------------                ----------------------------------
 CUSIP NO. 486605 10 8                 13D    Page 7 of 7 Pages
------------------------------                ----------------------------------


                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 29, 1999

          CFE, INC.
            a Delaware corporation


          By:   /s/ Michael Gaudino
               ------------------------------------------

          GENERAL ELECTRIC CAPITAL CORPORATION
            a New York corporation

          By:  CFE, INC.
                 a Delaware corporation


               By:  /s/ Michael Gaudino
                    -------------------------------------


          GENERAL ELECTRIC CAPITAL SERVICES, INC.
            a Delaware corporation

          By:  CFE, INC.
                 a Delaware corporation


               By:   /s/ Michael Gaudino
                    -------------------------------------


          GENERAL ELECTRIC COMPANY
            a New York corporation

          By:  CFE, INC.
                 a Delaware corporation


               By:   /s/ Michael Gaudino
                    -------------------------------------